UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 4, 2017
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CYRUSONE INC.
(Exact Name of Registrant as Specified in its Charter)
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Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1649 West Frankford Road
Carrollton, TX 75007
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (972) 350-0060
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - Entry into a Material Definitive Agreement.
On February 4, 2017, CyrusOne Inc., a Maryland corporation (the “Company”), through its operating partnership, CyrusOne LP, a Maryland limited partnership (the “Operating Partnership”), entered into a Transaction Agreement (the “Transaction Agreement”) by and among the Operating Partnership, Sentinel Properties - Durham, LLC, a Delaware limited liability company (the “NC Seller”), Russo-Somerset, LLC, a New Jersey limited liability company (“RS”), Sentinel Properties - Franklin, LLC, a Delaware limited liability company (“SPF” and, together with RS, the “NJ Sellers” and, together with the NC Seller, the “Sellers”), Sentinel NC-1, LLC, a Delaware limited liability company (“SNC”) and 800 Cottontail, LLC, a Delaware limited liability company (“800 Cottontail” and, together with SNC, the “Targets”). The Transaction Agreement provides for the acquisition of the Targets by the Operating Partnership.The Targets consist of two data center facilities serving the New York metropolitan and southeast regional areas, respectively. Upon completion of the Transaction, each of the Targets will be an indirect, wholly-owned subsidiary of the Company.
The Company will pay aggregate cash consideration of approximately $490 million in the Transaction, excluding transaction related expenses, subject to customary closing adjustments.
The Transaction Agreement contains customary representations and warranties as well as covenants by each of the parties, and customary indemnification provisions whereby the Sellers and the Buyer indemnify the other party for certain matters.
The Transaction is expected to close in the first quarter, subject to the satisfaction of closing conditions, including among others the continuing accuracy of representations and warranties, compliance with covenants and agreements in the Transaction Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: February 9, 2017	By:	/s/ Robert M. Jackson
Robert M. Jackson
Executive Vice President, General Counsel and Secretary